4th Quarter & Full Year2016 Financial Results Presentation January 31, 2017 Exhibit 99.2

Disclaimer Forward-Looking Statements This presentation may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks, assumptions, and uncertainties, including statements relating to the market opportunity and future business prospects of Stifel Financial Corp., as well as Stifel, Nicolaus & Company, Incorporated and its subsidiaries (collectively, “SF” or the “Company”). These statements can be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” and similar expressions. In particular, these statements may refer to our goals, intentions, and expectations, our business plans and growth strategies, our ability to integrate and manage our acquired businesses, estimates of our risks and future costs and benefits, and forecasted demographic and economic trends relating to our industry. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under federal securities laws. Actual results may differ materially and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ are included in the Company’s annual and quarterly reports and from time to time in other reports filed by the Company with the Securities and Exchange Commission and include, among other things, changes in general economic and business conditions, actions of competitors, regulatory and legal actions, changes in legislation, and technology changes. Use of Non-GAAP Financial Measures The Company utilized certain non-GAAP calculations as additional measures to aid in understanding and analyzing the Company’s financial results for the three months ended December 31, 2016. Specifically, the Company believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of the Company’s core operating results and business outlook. The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the business and facilitate a meaningful comparison of the Company’s results in the current period to those in prior and future periods. Reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors' overall understanding of the Company’s current financial performance. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. These non-GAAP measures primarily exclude expenses which management believes are, in some instances, non-recurring and not representative of ongoing business. Management has not included costs which they believe are duplicative in the analysis below, which is a change from prior periods. A limitation of utilizing these non-GAAP measures is that the GAAP accounting effects of these charges do, in fact, reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing its financial results. Therefore, the Company believes that GAAP measures and the same respective non-GAAP measures of the Company’s financial performance should be considered together.

2016 Highlights Operating Highlights: Record Net Revenue of $2.6 billion Record Net Revenue in our Institutional Segment of $1 billion Record Net Revenue for Global Wealth Management Segment of $1.6 billion. Record Pre-Tax Operating Income for Global Wealth Management of $430 million $5.8 Billion in Asset Growth on Balance Sheet Corporate Highlights: Issued $150 million of Non-Cumulative Perpetual Preferred Stock; Issued $200 million of Senior Notes Refinanced $150 million of Existing Senior Notes. Acquired City Securities; Successfully Integrated ISM and Eaton Partners; and Repurchased 3.4 million Shares at an Average Price of $33.22

4th Quarter Results

Brokerage & Investment Banking Revenue

Brokerage & Investment Banking Revenue

Segment Results

Net revenue in the GWM segment was $408 mil., up 5% sequentially & 17% Y/Y Brokerage revenue declined 3% sequentially & 4% Y/Y Ex. Sterne IBC & Clearing, Brokerage revenue increased 6% Y/Y Net interest income increased 23% sequentially & 87% Y/Y 2,282 total FAs up sequentially from 2,280 $236.9 billion. in client AUA, up 1% sequentially Compensation ratio was 52.9% down 230 bps sequentially & 420 bps Y/Y Non-comp. ratio was 17% up 10 bps sequentially & 60 bps Y/Y Pre-tax margin was 30% up 220 bps sequentially & 360Y/Y. Global Wealth Management

Stifel Bank & Trust

Total net revenue of $253 mil. decreased 2% sequentially but increased 3% Y/Y Investment banking revenue of $122 mil. decreased 8% sequentially but increased 32% Y/Y Equity underwriting of $40 mil. increased 88% sequentially & 2% Y/Y Debt underwriting of $28mil. increased 9% sequentially & 19% Y/Y Advisory revenue of $56 mil. decreased 36% sequentially but increased 80% Y/Y Brokerage revenue of $130 mil. increased 6% sequentially & 1% Y/Y Equity brokerage revenue of $64 mil. was up 26% sequentially & 17% Y/Y Fixed income brokerage revenue of $66 mil. was down 9% sequentially & 11% Y/Y Pre-tax margin was 18.8 % up 140 bps sequentially & 220 bps Y/Y. Pre-tax Contribution increased by 6% sequentially and 16% Y/Y Institutional Group

Balance Sheet & Net Interest Income

139% Growth 105% Growth Infrastructure Build Balance Sheet Growth

Net Interest Income Drivers: Total assets increased to $19.1 billion. up 11% sequentially & 44% Y/Y Average interest earning assets increased to $15.6 billion. up 27% sequentially & 111% Y/Y NIM increased to 191 bps , up 10 bps sequentially but down 5 bps Y/Y. NIM at Stifel Bank of 225 bps decreased 15bps sequentially & 20 bps Y/Y NIM at Stifel Bank in December was 252 bps Firm-wide NII of $74.7 mil. increased 35% sequentially and 106% Y/Y. Book value per share was $41.09 Balance Sheet & Net Interest Margin

GAAP & Non-GAAP Reconciliation

GAAP to Non-GAAP Reconciliation Three months ended December 31, 2016

Department of Labor Fiduciary Rule & Interest Rate Sensitivity Update

Outlook for 2017

Q&A